Exhibit 99.3

Execution Version

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of August 14, 2021, by and among:

(1)	PRIMUS INVESTMENTS FUND L.P. (IN OFFICIAL LIQUIDATION), an exempted limited partnership registered under the laws of the Cayman Islands, with registration number 94673, and having its registered office at Six Cricket Square, P.O. Box 493, George Town, Cayman Islands (“Primus”);

(2)	HAODE INVESTMENT INC. (IN LIQUIDATION), an exempted limited company incorporated under the laws of the British Virgin Islands, with registration number 1663639, and having its registered address at Vistra Corporate Services Centre, Wickhams Cay II Road Town Tortola VG1110, British Virgin Islands (“Haode”);

(3)	SUMMER FAME LIMITED (IN LIQUIDATION), an exempted limited company incorporated under the laws of the British Virgin Islands with registration number 1948170, and having its registered address at Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands (“Summer Fame,” together with Haode, the “BVI Sellers”, and the BVI Sellers together with Primus, collectively, the “Sellers”), each of the Sellers acting through Messrs. Patrick Cowley of KPMG, 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong, Jeffrey Stower of KPMG, Six Cricket Square, P.O. Box 493, George Town, Cayman Islands, and Russell Crumpler of KPMG, 3rd Floor, Banco Popular Building, Road Town, Tortola, British Virgin Islands, in their capacities as joint official liquidators, with respect to Primus, and as joint liquidators, with respect to Haode and Summer Fame (collectively in such capacities, the “Joint Liquidators”); and

(4)	CAMEL HUMPS LIMITED, an exempted company incorporated under the laws of the Cayman Islands, with registration number 378536, and having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Purchaser”).

Recitals

A.           Pursuant to an order of the Grand Court of the Cayman Islands (Cause No: FSD 76 of 2020 (RPJ)) (the “Primus Order”), Primus was ordered to be wound up pursuant to section 36(3) of the Exempted Limited Partnership Act (2021 Revision) and section 92(d) of the Companies Act (2021 Revision);

B.           Pursuant to an order of the Eastern Caribbean Supreme Court in the High Court of Justice of the British Virgin Islands (Case Number: BVIHCOM2020/0055) (the “Summer Fame Order”), Summer Fame was ordered to be wound up pursuant to section 274A of the Insolvency Act, 2003;

C.           Pursuant to an order of the Eastern Caribbean Supreme Court in the High Court of Justice of the British Virgin Islands (Case Number: BVIHCOM2020/0056) (the “Haode Order,” and together with the Primus Order and the Summer Fame Order, the “Orders”), Haode was ordered to be wound up pursuant to section 274A of the Insolvency Act, 2003;

D.           The Joint Liquidators were appointed as the (i) the joint official liquidators of Primus on June 16, 2020 pursuant to the Primus Order, (ii) the joint liquidators of Summer Fame on July 13, 2020 pursuant to the Summer Fame Order and (iii) the joint liquidators of Haode on July 13, 2020 pursuant to the Haode Order;

E.            Pursuant to the applicable Orders, the Joint Liquidators, in their capacity as joint official liquidators of Primus and the joint liquidators of Summer Fame and Haode, have the power to sell or otherwise dispose of the property of the respective Sellers, including the Subject Securities (as defined below) of Luckin Coffee Inc. (in provisional liquidation), an exempted company incorporated under the laws of the Cayman Islands with company number 324324 and listed on OTC Pink (OTCPK: LKNCY) (the “Company”);

F.            The Purchaser has simultaneously with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Sellers to enter into this Agreement, delivered duly executed equity commitment letters by an affiliate of the Purchaser and certain other sponsors as identified therein in favor of the Purchaser and each Seller;

G.           The Sellers and the Purchaser are executing and delivering this Agreement and entering into the transaction contemplated hereunder in reliance upon an exemption from the registration requirement of the Securities Act of 1933, as amended from time to time (the “Securities Act”); and

H.           The Purchaser wishes to purchase from the BVI Sellers and Primus, and the BVI Sellers and Primus wish to sell to the Purchaser, upon the terms and subject to the conditions stated in this Agreement, the Subject Securities set forth opposite each Seller’s name on Exhibit A hereto (the sale and purchase by the BVI Sellers, the “BVI Transaction”, and the sale and purchase by Primus, the “Cayman Transaction”, and the BVI Transaction and the Cayman Transaction, the “Transaction”).

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Purchase and Closing.

(a)           On the Closing Date (as defined below), upon the terms and subject to the conditions set forth herein, each of the Sellers will sell to the Purchaser, and the Purchaser will purchase from each of the Sellers, the entire right, title and interest of such Seller in and to the number of the Class A Ordinary Shares of the Company, par value $0.000002 per share set forth opposite such Seller’s name on Exhibit A hereto (the “Subject Securities”), at the purchase price set forth opposite such Seller’s name on Exhibit A hereto (with respect to each such Seller, its “Purchase Price”, and all such amounts in aggregate, the “Total Purchase Price”).

(b)          The completion of the purchase and sale of the Subject Securities contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m., Hong Kong Time, on the date that is the eighth (8th) business day after satisfaction or waiver of each condition to Closing set forth in Section 4, or at such other time as the Sellers and the Purchaser shall agree in writing (the “Closing Date”).

(c)           At the Closing, upon the terms and subject to the conditions herein:

(i)	the Purchaser shall pay or cause to be paid to each Seller, such Seller’s Purchase Price, without any set-off, counterclaim, retention, withholding or deduction, to each of the Sellers by wire transfer of immediately available funds in US$, in each case pursuant to the wire instructions provided by or on behalf of the Sellers prior to the Closing; and

(ii)	each Seller shall, against receipt of each such Seller’s Purchase Price, deliver or cause to be delivered to the Purchaser (A) a copy of the share transfer form, duly executed by such Seller, in respect of the transfer of the Subject Securities set forth opposite such Seller’s name on Exhibit A in favor of the Purchaser, substantially in the form attached hereto as Appendix I, and (B) a copy of any share certificate(s) held by such Seller in respect of its Subject Securities; provided that the Sellers may in lieu of such delivery, deliver and surrender to, or cause to be delivered and surrendered to, the Company any such certificates.

(d)          The Purchaser acknowledges and agrees that it is accepting all of the Sellers’ right, title and interest in and to the Subject Securities “as is” and “where is”, without recourse to the Sellers or the Joint Liquidators and without any implied or express representation, warranty or covenant, including without limitation any warranty as to title of the Subject Securities pursuant to this Agreement, except in each case of the foregoing to the extent, and only to the extent, expressly provided for otherwise in this Agreement. The Purchaser will accept without requisition or objection or further investigation such right, title and interest as the Sellers may have in the Subject Securities.

(e)          All actions at the Closing shall be deemed to take place simultaneously and no delivery or payment shall be deemed to have been made until all deliveries and payments under this Agreement due to be made at the Closing have been made. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary herein, and for the avoidance of doubt, (i) if the relevant Seller has waived the condition set forth in Section 4(a)(iii), the provisions of this Section 1 (and any other applicable provision of this Agreement) shall be construed to apply separately to each of the BVI Transaction and the Cayman Transaction, mutatis mutandis; and (ii) in the event that the Sellers have severally terminated each party’s obligations only in respect of the BVI Transaction or the Cayman Transaction pursuant to Section 5(a)(iv) (the BVI Transaction or the Cayman Transaction so terminated is referred to as the “Terminated Transaction,” and the remainder of the Transaction is referred to as the “Surviving Transaction”), the conditions set forth in Section 4(a) with respect to the Terminated Transaction (including Section 4(a)(i) (if the Terminated Transaction is the BVI Transaction), Section 4(a)(ii) (if the Terminated Transaction is the Cayman Transaction) and Section 4(a)(iii)) shall not apply, and the provisions of this Section 1 (and any other applicable provision of this Agreement) shall be construed to apply separately to the Surviving Transaction, mutatis mutandis.

2.            Representations and Warranties of the Sellers. Each Seller, with respect to itself only and on a several and not joint basis, hereby warrants to the Purchaser that:

(a)           The Joint Liquidators have the requisite right, power and authority to execute and deliver this Agreement on behalf of such Seller, and such Seller has the requisite right, power and authority, with respect to itself, to sell the number of Subject Securities set forth opposite its name in Exhibit A as contemplated by this Agreement and to perform and to discharge its obligations hereunder; and the execution and delivery of Agreement on behalf of such Seller has been duly authorized.

(b)          Other than (i) the applicable requirements of the Securities Act and the laws of the Cayman Islands (in the case of Primus) or the British Virgin Islands (in the case of Summer Fame or Haode) and (ii) the sanction of the BVI Transaction by the Commercial Court of the British Virgin Islands (the “BVI Court Sanction”) and the sanction of the Cayman Transaction by the Grand Court of the Cayman Islands (the “Cayman Court Sanction,” and together with the BVI Court Sanction, collectively, the “Court Sanctions”), the execution, delivery and performance of this Agreement, and the consummation of the transaction contemplated hereby, by such Seller do not require any consents, approvals, authorizations, orders, registrations or qualifications of or with any governmental agency or body having jurisdiction over such Seller or any of its properties.

3.            Representations, Warranties and Covenants of the Purchaser. The Purchaser hereby warrants (and with respect to clauses (f), (g) and (h), acknowledges) to the Sellers that:

(a)          The Purchaser is duly incorporated, validly existing and in good standing in the jurisdiction of its organization. The Purchaser has all requisite right, full power and authority to carry on its business as it is currently being conducted.

(b)          The Purchaser has the requisite right, full power and authority to purchase the Subject Securities and execute, deliver and perform this Agreement and each other agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to undertake and perform its obligations hereunder (collectively, “Purchaser Transactional Documents”). The execution and delivery by the Purchaser of this Agreement and any other Purchaser Transactional Documents the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c)          This Agreement and any other Purchaser Transactional Documents constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to the applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of the creditors’ rights generally and by general equitable principles.

(d)          The execution, delivery and performance of this Agreement and any other Purchaser Transactional Documents, and the consummation of the transactions contemplated hereby and thereby, by the Purchaser do not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (ii) conflict with or violate any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Purchasers or any of its subsidiaries or any of their respective properties, or (iii) require any consents, approvals, authorizations, orders, registrations or qualifications of or with any governmental agency or body having jurisdiction over the Purchaser or any of its subsidiaries or any of their respective properties.

(e)          The Purchaser is a highly sophisticated institutional investor and has extensive knowledge and experience in financial and business matters, including purchasing and/or selling securities by way of transactions that are exempt from the registration requirements of the Securities Act, including the purchase and/or sale of “restricted securities” (as such term is defined in Rule 144(a)(3) promulgated under the Securities Act). The Purchaser’s purchase of the Subject Securities involves a high degree of risk and is speculative in nature, and as such, the Purchaser is capable of independently evaluating the merits, risks and suitability of the prospective investment in the Subject Securities and has the ability to bear the economic risk of its prospective investment in the Subject Securities and can afford the complete loss of such investment. The Purchaser is an institutional professional investor for the purpose of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong).

(f)           The Subject Securities may be an illiquid investment; and the Purchaser has adequate means of providing for the Purchaser’s liquidity needs even if the Subject Securities remain unlisted or otherwise restricted from trading on any securities exchange.

(g)          The Subject Securities (i) are “restricted securities” under the U.S. federal securities laws, (ii) are being offered in a transaction not involving any public offering within the United States within the meaning of the Securities Act, (iii) have not been registered under the Securities Act or the securities laws of any jurisdiction and, (iv) may not be offered, sold, pledged or otherwise transferred by the Purchaser except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto.

(h)          The offering and sale of the Subject Securities is intended to be exempted from the registration requirement of the Securities Act and that each of the Sellers is relying on the accuracy of the Purchaser’s representations, warranties and acknowledgements contained in this Section 3 in connection with such exemption.

(i)           There are no proceedings pending or, to the Purchaser’s knowledge, threatened against or affecting it, before or by any governmental authority, which would adversely affect its ability to perform any of its obligations under any Purchaser Transactional Document or the consummation of the Transaction.

(j)           Neither the Purchaser nor any of its affiliates is insolvent or bankrupt or unable to pay its debts as they fall due, in a manner that would adversely affect its ability to enter into or perform its obligations under any Purchaser Transactional Document.

(k)          The Purchaser is not a “U.S. Person” as defined in Rule 902 of Regulation S and outside the United States, and is purchasing the Subject Securities in an “offshore transaction” in reliance on Regulation S under the Securities Act.

(l)           The Purchaser is not a “broker” or “dealer”, as such terms are defined in Section 3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(m)         No disclosure or offering document has been prepared in connection with the sale of the Subject Securities hereunder, and as such, only limited information about the Company may be available and such information may be unreliable.

(n)          The Purchaser has, and will at the Closing have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Total Purchase Price on the Closing Date and any other amounts that may be payable under the Purchaser Transactional Documents, in each case, readily available in US$ for immediate payment without further approval by any corporate body, third party or governmental authority.

(o)          The Purchaser is acquiring the Subject Securities solely for the Purchaser’s own beneficial account (and not for the account of others), for investment purposes, and not with a view towards, or resale in connection with, any distribution of the Subject Securities in violation of the Securities Act or any other applicable securities laws and regulations, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act or any other applicable securities laws and regulations without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Subject Securities in compliance with applicable securities laws.

(p)          The Purchaser understands and agrees that the certificates of the Subject Securities shall bear or reflect, as applicable, a legend substantially similar to the following:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 (IF AVAILABLE) OR OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (III) THE ISSUER THEREOF HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT.”

(q)          The Purchaser was not offered the Subject Securities as a result of any general solicitation or general advertising. The sale of the Subject Securities is not part of a “distribution” as such term is used for purposes of the Securities Act.

(r)           The Purchaser has had access to all the information as it deems necessary or appropriate in connection with its entry into this Agreement and its economic exposure to the Subject Securities and has made its own investment decision regarding this Agreement and the Subject Securities based on its own knowledge; and in evaluating the Subject Securities and their suitability as an investment, the Purchaser has relied on its own investment judgment and to the extent it has deemed it necessary, it has sought advice from its own accounting, tax, legal and financial advisors.

(s)          No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Joint Liquidators, the Sellers or the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Purchaser.

4.            Conditions

(a)           Each Seller’s obligation to sell its Subject Securities at the Closing and consummate the applicable Transaction is subject to the fulfillment to the satisfaction of the applicable Sellers, or the waiver by such Seller, as applicable, of the following conditions:

(i)	in respect of the BVI Transaction and the BVI Sellers, the BVI Court Sanction shall have been obtained;

(ii)	in respect of the Cayman Transaction and Primus, the Cayman Court Sanction shall have been obtained; and

(iii)	in respect of the Transaction and the Sellers, the consummation of each of the BVI Transaction and the Cayman Transaction shall occur substantially concurrently;

provided that notwithstanding anything to the contrary in this Agreement, none of the Sellers shall waive such condition in Section 4(a)(i).

(b)          The obligations of the Purchaser and the Sellers to consummate the Closing shall be further subject to satisfaction of the condition that the PRC Competition Approval shall have been obtained by the Purchaser in accordance with applicable Antitrust Laws (such condition is referred to as the “PRC Antitrust Condition”). For the purpose of this Agreement, (i) “Antitrust Laws” means the PRC laws relating to merger control, competition, restrictive trade practices, anti-trust, fair trading, monopolies, consumer protection or other similar matters; (ii) “PRC Competition Approval” means the unconditional clearance, or expiration of the relevant waiting period, as the case may be, under the Antitrust Laws from SAMR approving the Transaction; (iii) “PRC” means the People’s Republic of China (which, solely for the purposes of this Agreement, excludes Hong Kong, Macau and Taiwan); and (iv) “SAMR” means the State Administration for Market Regulation of the PRC.

5.            Termination.

(a)           This Agreement may be terminated any time prior to the Closing:

(i)	by the mutual written consent of the parties hereto;

(ii)	by either the Purchaser or any Seller if the Closing shall not have occurred on or before the date that is December 31, 2021 (the “Long Stop Date”); provided that, (x) the Sellers may elect to extend the Long Stop Date, without any further action by the other parties, to a date no later than June 30, 2022, upon written notice to the Purchaser between the twentieth and fifth business days prior to the original Long Stop Date, if the Court Sanctions have not been obtained by such date, and (y) the Purchaser may elect to extend the Long Stop Date, without any further action by the other parties, to a date no later than June 30, 2022, upon written notice to the Sellers between the twentieth and fifth business days prior to the original Long Stop Date, if the PRC Antitrust Condition has not been satisfied by such date; provided further, that the right to terminate this Agreement or extend the Long Stop Date under this Section 5(a)(ii) shall not be available to (A) the Purchaser if the Purchaser is then in material breach of its warranties, agreements or covenants under this Agreement or (B) any Seller, if any Seller is then in material breach of its warranties, agreements or covenants under this Agreement and, in each case of the sub-clause (A) or (B), such material breach has caused the failure of, as applicable, the Closing to occur or the satisfaction of the relevant condition(s) on or before the aforementioned date;

(iii)	by the Sellers if, at any time before the Long Stop Date (as may be extended pursuant to Section 5(a)(ii)), the SAMR has issued a final and non-appealable decision to reject the granting of the PRC Competition Approval; or

(iv)	by the Sellers if the applicable courts have dismissed or rejected the applications for Court Sanctions; provided that, the Sellers shall also have the right in such event to severally terminate each party’s obligations only in respect of the BVI Transaction (if the BVI Court Sanction is not obtained) or in respect of the Cayman Transaction (if the Cayman Court Sanction is not obtained).

(b)          Any party desiring to terminate this Agreement pursuant to Section 5(a) shall give written notice of such termination to the other parties. In the event that this Agreement is terminated pursuant to Section 5(a) (other than a termination only with respect to the Terminated Transaction pursuant to the proviso under Section 5(a)(iv)), all of the provisions of this Agreement shall lapse and cease to have effect and no party (nor any of their respective affiliates) shall have any claim under this Agreement of any nature whatsoever against any other party (or any of their respective affiliates) (except in respect of any rights and liabilities which have accrued before termination); provided that this Section 5 and Section 6 (other than Sections 6(b) and 6(s)) shall survive such termination.

(c)          If this Agreement is terminated (x) pursuant to Section 5(a)(ii) as a result of the PRC Competition Approval not having been obtained on or before the Long Stop Date (as may be extended pursuant to Section 5(a)(ii)) or (y) pursuant to Section 5(a)(iii), the Purchaser shall, within five (5) business days of such termination, pay or cause to be paid to Sellers an aggregate amount equal to five percent (5%) of the Total Purchase Price (the “Termination Fee”) by wire transfer of immediately available funds in US$ to an account or accounts designated in writing by Sellers (acting collectively). Each of the Sellers hereby acknowledges and agrees that in any circumstance in which the Termination Fee is payable pursuant to this Section 5(c), (i) the receipt of the Termination Fee in full in such circumstance shall constitute the sole and exclusive remedy of the Sellers against the Purchaser or any of the other Purchaser Relevant Persons (as defined below) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby; and (ii) upon payment of the Termination Fee in full in such circumstance to Sellers, (A) none of the Purchaser Relevant Persons shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise; and (B) neither any Seller nor any Joint Liquidator shall be entitled to bring, maintain or support any proceedings or claims against the Purchaser or any other Purchaser Relevant Person arising out of or in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

6.            Miscellaneous.

(a)           Amendment and Waiver. Any provision of this Agreement may be amended, supplemented, deleted or replaced only in a writing signed by or on behalf of the Purchaser and the Sellers (or, in the case of a waiver, by or on behalf of the party waiving compliance). No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided under this Agreement shall impair such right, power or remedy or operate as a waiver of such right, power or remedy. The single or partial exercise of any right, power or remedy provided under this Agreement shall not preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. Any waiver of a breach of any term or condition of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach, and any waiver of any right, may be waived in part or in whole to the maximum extent permitted by applicable law. Except as contemplated by Section 6(p), no consent of any person who is not a party to this Agreement shall be required for any termination, amendment, waiver or other variation of this Agreement in accordance with the terms hereof.

(b)          Certain Covenants.

(i)	If and as required, the Purchaser shall make all required notification, reporting and filing in connection with or with regard to the Transaction and comply with the applicable requirements of the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Transaction.

(ii)	Each of the Sellers (or the Sellers collectively) agrees to, (i) within thirty (30) days after the date hereof (or the first business day after such period if the last day of such period is not a business day), file or cause to be filed to the competent tax authority of the PRC such information reporting (including all relevant documents in connection therewith) that are required to be filed by such Seller with respect of the Transaction pursuant to the Announcement of the PRC State Taxation Administration on Several Issues concerning Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (关于非居民企业间接转让财产企业所得税若干问题的公告) (State Administration of Taxation Bulletin 2015 No. 7) (“Circular 7”, and such filing, the “Share Transfer Filing”), and (ii) on or after the Closing, make any required tax payment in connection therewith (such tax payment, the “Transfer Tax Payment”). As soon as reasonably practicable following such Share Transfer Filing, the Sellers shall promptly deliver to the Purchaser any copy(ies) of the acknowledgement of receipt with respect to the Share Transfer Filing issued by the competent tax authority of the PRC. As soon as reasonably practicable following the Transfer Tax Payment, the Sellers shall promptly deliver to the Purchaser any copy(ies) of the tax calculation, the tax returns of the Share Transfer Filing and the relevant tax payment certificates or receipts. The Purchaser agrees to, if the Sellers shall reasonably request, reasonably assist each Seller to promptly obtain from the Company such information necessary for the timely submission of the Share Transfer Filing contemplated hereby.

(iii)	The Purchaser shall take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable as may be necessary to satisfy the PRC Antitrust Condition as soon as practicable and in any event no later than the Long Stop Date (as may be extended pursuant to Section 5(a)(ii)), including (1) making the applicable filing to the SAMR in respect of the Transaction as soon as reasonably practicable after the date of this Agreement (and in any event within ten (10) business days) and keeping the Sellers reasonably informed of the status of such filing, (2) promptly making all supplementary filings and submitting any notifications as may be required by the SAMR, (3) responding to any request for information from any such governmental authority promptly and in any event in accordance with any relevant time limit, (4) proposing, accepting and/or entering into any remedies or conditions as may be required by any governmental authority with respect to the Transaction, including proposing and/or agreeing to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate any assets, licenses, operations, rights, product lines, businesses or interests, or proposing and/or agreeing to make any changes to or to any restriction on or terminating, Purchaser’s ability to own or operate any such assets, licenses, product lines, businesses or interests, and including causing any of its applicable affiliates to do any of the foregoing, (5) not agreeing to extend any waiting period under applicable Antitrust Laws or enter into any agreement with any governmental authority to delay or not to consummate the Transaction, and (6) taking such further actions within its control to avoid or eliminate each and every impediment under any applicable Antitrust Laws that may be asserted so as to enable the parties to expeditiously consummate the Transaction; in each case, for purpose of satisfying the PRC Antitrust Condition. Without limiting the foregoing, during the period from the date of this Agreement up to the date on which the PRC Antitrust Condition is satisfied, the Purchaser shall not, and shall procure that none of its affiliates shall, either alone or acting in concert with others (i) acquire or offer to acquire; or (ii) enter into, agree to enter into or engage in arrangements that, if carried into effect, would result in or would reasonably be expected to result in the acquisition of, in each case, (x) a controlling interest in a competing business to the businesses of the Company; or (y) a controlling interest in any other business the acquisition of which would reasonably be expected to materially prejudice the satisfaction of the PRC Antitrust Condition. Each Seller agrees to use all reasonable efforts to cooperate with the Purchaser in connection with such filings and submissions (to the extent within its power) made pursuant to the forgoing sub-clauses (1) through (3), including by providing any information that it has as may be reasonably requested and which is required for purposes of such filings and submissions. For the purpose of this Agreement, an “affiliate” of a Person means any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that neither the Company nor any of its current and future subsidiaries and consolidated affiliate entities shall be deemed to be an affiliate of the Purchaser or any of the Purchaser’s affiliates; provided further that none of the portfolio companies of any investment funds managed by an affiliate of the Purchaser shall be deemed to be an affiliate of the Purchaser or any of the Purchaser’s affiliates.

(c)          Fees and Expenses. Except as provided otherwise, each party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the consummation of the transaction contemplated hereby.

(d)          Successors and Assigns. This Agreement may not be assigned by the Purchaser without the prior written consent of the Sellers other than to its affiliates; provided that the Purchaser shall remain liable with respect to its obligations hereunder. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(e)          Certain Acknowledgments by the Purchaser. The Purchaser acknowledges and agrees with the Sellers that (i) none of (x) the Sellers or any of their respective affiliates or agents, or (y) the Joint Liquidators, any of their successor appointees, including their and any of their successor appointees’ present and future firm or firms and the partners, members and employees of such firm or firms, nor any legal entity or partnership related to such firm or firms (in the case of the Joint Liquidators, using in its name the words “KPMG”), and the partners, members, shareholders, officers, employees, advisors, representatives and agents of any such legal entity (such Person as described in clause (y), collectively, the “Relevant Persons”), makes, will make or has made to the Purchaser any representation or warranty, express or implied, as to the Company, or its results of operations or financial condition, including with respect to any forecasts, projections or business plans made available to the Purchaser in connection with the Purchaser’s review of the Company or the Subject Securities, and (ii) it has not entered into this Agreement or any other document entered into hereunder or referred to herein in reliance upon any statement, representation (whether negligent or innocent), warranty or undertaking (in any case whether oral, written, express or implied) other than those expressly and specifically contained herein and acknowledges that it has not relied on, and shall make no claim in respect of any such statement, representation, warranty or undertaking made or supplied by or on behalf of any Seller, any other Relevant Person or any other person whatsoever. The Purchaser hereby represents and warrants to the Sellers that it has not relied on any of the Sellers or their respective affiliates or agents or any of the Relevant Persons for any information regarding the Company or the Subject Securities or in making the Purchaser’s investment decision to enter into this Agreement, and that it acknowledges and understands that (x) the Sellers, their respective affiliates or agents or the Relevant Persons currently may have, and later may come into possession of, information with respect to the Company that is not known to the Purchaser and that may be material to a decision to purchase the Subject Securities (the “Purchaser Excluded Information”), (y) the Purchaser has determined to purchase the Subject Securities notwithstanding its lack of knowledge of the Purchaser Excluded Information, and (z) none of the Sellers, their respective affiliates or agents or the Relevant Persons shall have any liability to the Purchaser, and the Purchaser waives and releases any claims that it might have against the Sellers, their respective affiliates or agents or the Relevant Persons whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Purchaser Excluded Information in connection with the sale of the Subject Securities. The Purchaser understands that the Sellers and the Joint Liquidators will rely on the accuracy and truth of the foregoing representations and warranties, and the Purchaser hereby consents to such reliance.

(f)           Certain Acknowledgments by the Sellers and the Joint Liquidators. The Sellers and the Joint Liquidators hereby acknowledge and understand that (i) the Purchaser, its respective affiliates, or the partners, members, shareholders, officers, employees, advisors, representatives and agents of any of them (the “Purchaser Relevant Persons”) currently may have, and later may come into possession of, information with respect to the Company or the Subject Securities that is not known to the Sellers and the Joint Liquidators and that may be material to the decision to sell the Subject Securities as contemplated by this Agreement (the “Seller Excluded Information”), (ii) the Sellers and the Joint Liquidators have determined to sell the Subject Securities notwithstanding its lack of knowledge of the Seller Excluded Information, (iii) the Sellers and the Joint Liquidators have been offered, but have declined, the opportunity to receive Seller Excluded Information from the Purchaser, and (iv) none of the Purchaser, its respective affiliates or agents or the Purchaser Relevant Persons shall have any liability to the Sellers or the Joint Liquidators, and the Sellers and the Joint Liquidators waive and release any claims that they might have against the Purchaser, its respective affiliates or agents or the Purchaser Relevant Persons whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the purchase of the Subject Securities pursuant to this Agreement.

(g)          No Survival. All representations or warranties, and all covenants and other agreements of the parties hereto required to be performed or fulfilled at or prior to the Closing contained in this Agreement shall, in each case, terminate, expire and cease to have any further force or effect from and after the Closing, and no party hereto (or any affiliate or representative thereof) shall have any recourse against the other parties hereto (or their respective affiliates or representatives), and there shall be no liability in respect thereof (whether such liability has accrued prior to or after the Closing), with respect to any such representations, warranties, covenants or other agreements. Except with respect to (and only to the extent of) those covenants contained herein that by their terms expressly apply or are to be performed or complied with after the Closing (which covenants shall survive the Closing until they have been performed or satisfied), upon the occurrence of the Closing, neither the Purchaser nor any of its affiliates or representatives will be entitled to, nor will any of them, commence any claim or proceeding against any Relevant Person or any of their respective heirs, successors or assigns, whether under theories of misrepresentation, breach of contract, indemnification or otherwise, under this Agreement or otherwise in relation to the Transaction.

(h)          Limitation of Damages. To the fullest extent permitted by law, neither the parties to this Agreement nor the Joint Liquidators will be liable for: special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen.

(i)           No Personal Liability of the Joint Liquidators. The Joint Liquidators have entered into and signed this Agreement as agents for or on behalf of the Sellers and neither they nor any of the other Relevant Persons shall incur any personal liability whatsoever in respect of any of the obligations undertaken by any Seller, or in respect of any failure on the part of any Seller to observe, perform or comply with such obligations; under or in relation to any associated arrangements or negotiations; or under any document or assurance made pursuant to this Agreement. The parties hereto agree that the Joint Liquidators receive the benefit of all limitations, exclusions, undertakings, covenants and indemnities in their favor contained in this Agreement.

(j)           Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire understanding and agreement between the parties with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement.

(k)          No Remedy. To the extent permitted by law, neither party shall have any right or remedy in relation to action taken in connection with this Agreement other than pursuant to this Agreement. Save in relation to breach of this Agreement, the Purchaser shall not have any right or remedy or the ability to make any claim against the Sellers, their respective affiliates or agents, or the Relevant Persons in connection with the sale and purchase of the Subject Securities. The Purchaser further acknowledges and agrees that, the only remedy available to it in respect of a breach of any provision of this Agreement will be a claim against a Seller or Sellers for damages for breach of contract and that neither it nor any affiliate thereof shall have any claim or remedy in tort or otherwise in respect of such breach. All remedies provided for under applicable law, including (if applicable) any right to rescind or terminate this Agreement following the Closing, shall not apply to, and shall be expressly excluded and waived by each party with respect to, any breach of any provision of this Agreement.

(l)           Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery of a facsimile or PDF.

(m)         Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) any reference in this Agreement to gender or neuter shall include all genders, and words imparting the singular number only shall include the plural and vice versa; (ii) the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (iii) words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (iv) any references to share number or per share amount referred to in this Agreement shall be appropriately adjusted to take into account any bonus share issue, share subdivision, share combination, share split, recapitalization, reclassification or similar event affecting the Company’s shares after the date of this Agreement; (v) except as otherwise provided herein, any reference in this Agreement to “$” or “US$” means U.S. dollars, the lawful currency of the United States; (vi) in the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement; (vii) all obligations and liabilities of each Seller hereunder shall be deemed to be the several (but not joint or joint and several) obligations and liabilities of the Sellers, and no claim may be made against any Seller in respect of any breach of this Agreement by any other Seller; (viii) “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein; (ix) “business day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, the Cayman Islands, the British Virgin Islands or Hong Kong are authorized or required by applicable law to close.

(n)          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or illegal, invalid or unenforceable under, applicable law, such provision will be ineffective only to the extent of such prohibition, illegality, invalidity or unenforceability (as the case may be), without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any provision is prohibited, illegal, invalid or incapable of being enforced, the parties hereto shall amend or otherwise modify this Agreement (in accordance with the terms hereof) so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent permitted by applicable law.

(o)          No Strict Construction. This Agreement and all other documents executed in connection herewith have been prepared through the joint efforts of the parties hereto. Neither the provisions of this Agreement or any such other documents nor any alleged ambiguity shall be interpreted or resolved against any party on the ground that such party’s counsel drafted this Agreement or such other documents, or based on any other rule of strict construction. The Purchaser represents that it has carefully read this Agreement and all other documents executed in connection therewith, and that the Purchaser knows the contents hereof and thereof and signs the same freely and voluntarily.

(p)          No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong), except as specifically set forth in this Agreement; provided that, notwithstanding anything to the contrary contained herein, the Joint Liquidators shall be an express third party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof.

(q)          Specific Performance. The parties hereto hereby agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

(r)           Governing Law; Disputes. This Agreement will be governed by and construed in accordance with the laws of Hong Kong without giving effect to any choice or conflict of law provision or rule thereof. Any dispute, controversy, claim or difference of any kind whatsoever arising out of, relating to or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof, the validity, scope and enforceability of this arbitration provision and any dispute regarding non-contractual obligations arising out of or relating to it (each, a “Dispute”) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration.  The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three (3). The arbitrators shall be nominated and appointed in accordance with the HKIAC Administered Arbitration Rules. The language of the arbitration proceedings (including but not limited to all correspondence, submissions and written decisions) shall be English. The procedures for the taking of evidence shall be governed by the IBA Rules on the Taking of Evidence in International Arbitration as current on the date of the commencement of the arbitration. During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication. The arbitral tribunal shall render its final award within four (4) months from the later of the date of the last hearing or the final post-hearing submission. The award shall be final and binding upon the parties to the arbitration. Judgment upon the award may be entered by any court having jurisdiction over the award or having jurisdiction over the relevant party or its assets.

(s)          Court Sanctions. The Joint Liquidators shall make the applications for Court Sanctions as soon as reasonably practicable after the date hereof and provide the Purchaser an opportunity to review such application before the filing or application with the applicable court and consider in good faith inclusion of reasonable comments provided by the Purchaser. The Joint Liquidators shall use reasonable efforts to keep the Purchaser reasonably informed of the status of such application and the related process, upon reasonable request by the Purchaser.

(t)           Public Announcements.

(i)           Neither the Sellers nor the Purchaser shall, and the Purchaser shall not permit its affiliates, agents or financiers to, make any public announcements or otherwise communicate with any news media, or otherwise disclose to third parties with respect to this Agreement or any of the transactions contemplated hereby without the prior written consent of the respective other party hereto, except as may be required by applicable law or regulation of any governmental authority or self-regulatory organization or pursuant to its respective trade reporting obligations, including, without limitation, filing by the Purchaser of Schedule 13D or 13G (or amendment thereto), as applicable, in which case the Purchaser shall provide the Sellers with sufficient time, consistent with such requirements, to review the nature of such requirements and to comment upon the disclosure relating to this Agreement prior to announcement, and shall consider in good faith the inclusion of any such comments timely made by the Sellers.

(ii)          Notwithstanding the foregoing, nothing in this Agreement shall prevent the Sellers or any Relevant Person from making disclosure of this Agreement, the transactions contemplated under this Agreement and any information received or obtained by any of them in connection with or as result of entering into this Agreement in connection with or pursuant to the applications for the Court Sanctions. For the avoidance of doubt, the Sellers and Joint Liquidators may, in their absolute discretion, provide a copy of this Agreement or any other document or certificate contemplated hereby, including any Purchaser Transactional Document, to the applicable Court of the British Virgin Islands and/or the Grand Court of the Cayman Islands in connection with the Court Sanctions.

(u)           Notices. All notices and other communications hereunder shall be in writing or sent by electronic mail and shall be deemed given if delivered personally, on the first business day following the date of dispatch if delivered by a recognized next day courier service, or on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Sellers:

PRIMUS INVESTMENTS FUND L.P. (in Official Liquidation)

Address:	c/o KPMG
Six Cricket Square
P.O. Box 493
George Town
Cayman Islands

Attention:	Patrick Cowley / Jeff Stower
Email:	patrick.cowley@kpmg.com / jstower@kpmg.ky

SUMMER FAME LIMITED (in Liquidation)

Address:	KPMG (BVI) Limited
P.O. Box 4467
3rd Floor, Banco Popular Building
Road Town, Tortola, VG-1110
British Virgin Islands

Attention:	Patrick Cowley / Russell Crumpler
Email:	patrick.cowley@kpmg.com / russellcrumpler@kpmg.vg

HAODE INVESTMENT INC. (in Liquidation)

Address:	KPMG (BVI) Limited
P.O. Box 4467
3rd Floor, Banco Popular Building
Road Town, Tortola, VG-1110
British Virgin Islands

Attention:	Patrick Cowley / Russell Crumpler
Email:	patrick.cowley@kpmg.com / russellcrumpler@kpmg.vg

If to the Purchaser:

Address:	c/o Centurium Capital Management (HK) Limited, Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong
Attention:	Jun Liu, Andrew Chan
Email:	jun.liu@centurium.com, andrew.chan@centurium.com

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLERS:

HAODE INVESTMENT INC. (IN LIQUIDATION)

By:	/s/ Patrick Cowley

Name: Patrick Cowley (in his capacity as a joint liquidator without personal liability) (the joint liquidators act as agents of Haode Investment Inc. without personal liability)

SUMMER FAME LIMITED (IN LIQUIDATION)

By:	/s/ Patrick Cowley

Name: Patrick Cowley (in his capacity as a joint liquidator without personal liability) (the joint liquidators act as agents of Summer Fame Limited without personal liability)

PRIMUS INVESTMENTS FUND, L.P. (IN OFFICIAL LIQUIDATION)

By:	/s/ Patrick Cowley

Name: Patrick Cowley (in his capacity as a joint official liquidator without personal liability) (the joint official liquidators act as agents of Primus Investments Fund, L.P. without personal liability)

[Signature Page to SPA]

PURCHASER:

CAMEL HUMPS LIMITED

By:	/s/ Chan Fai Hung

Name:	Chan Fai Hung
Title:	Director

[Signature Page to SPA]